Mail Stop 6010


March 8, 2006

Mr. Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer
Energizer Holdings, Inc.
533 Maryville University Drive
St. Louis, Missouri 63141

		RE: 	Energizer Holdings, Inc.
      Form 10-K for the fiscal year ended September 30, 2005
      Filed December 5, 2005
			File No.  1-15401

Dear Mr. Sescleifer:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.




      Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant